Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference into Registration Statements Nos. 333-10232 and 333-11320 on Forms F-3 of our report dated 27 April 2010, relating to the consolidated financial statements of Santander UK plc, formerly Abbey National plc (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the Consolidated Balance Sheet and Cash Flow Statement for the year ended 31 December 2008 to reflect the transfer of Alliance & Leicester plc’s shares to Santander UK plc) appearing in this Annual Report on Form 20-F of Santander UK plc for the year ended 31 December 2009, and the reference to us under the heading “Selected Financial Data”.
Deloitte LLP
Chartered Accountants and Registered Auditors
London, England
27 April 2010